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                                                                     EXHIBIT 9.5

                                IRREVOCABLE PROXY
                                    ("PROXY")


I, the undersigned being a Voting Ordinary Shareholder of XACCT Technologies
(1997) Ltd. ("the COMPANY") do hereby appoint Robert C. Hawk as my agent and proxy to: (i) vote on my behalf all my share holding in the Company; and (ii) receive on my behalf all notices relating to the Company including without derogation from the generality of the above any notices of any shareholders meeting (annual or extraordinary), first refusal rights, pre-emptive rights or any other rights under the Articles of Association or any agreement. For as long as this Proxy is effective any notice received by Robert C. Hawk shall be deemed received by the undersigned.

I hereby instruct the Company to act according to this Proxy as detailed above and hereby declare that any right I may have as a holder of the Company's Voting Ordinary Shares may be exercised only by Robert C. Hawk.

This Proxy shall be irrevocable for a period of one year.

                                                    Date: April ____ ,2000


 /s/STEPHANIE G. HAWK
------------------------
 STEPHANIE G. HAWK